Exhibit 99.1

Lincoln Educational Services Reports Results for Fourth Quarter and Full Year 2023
Strong Demand Driving Outlook for Continued Growth in 2024

Conference Call Today at 10 a.m. ET

PARSIPPANY, N.J., February 26, 2023 – Lincoln Educational Services Corporation (Nasdaq: LINC) today announced financial and operating results for the fourth quarter and full year ended December 31, 2023, as well as recent business developments.

Fourth Quarter 2023 Financial Highlights*
•	Revenue grew 13.6% to $102.5 million
•	New student starts increased 16.0%
•	Adjusted EBITDA of $15.7 million
•	Adjusted net income of $10.0 million
•	Earnings per share of $0.23
•	Cashflow from operations of $21.9 million

Full Year 2023 Financial and Operational Highlights*
•	Revenue grew 10.3% to $376.6 million
•	New student starts increased 11.4%
•	Adjusted EBITDA of $26.5 million
•	Adjusted net income of $14.8 million
•	Earnings per share of $0.86
•	Total liquidity of $80.3 million; no debt outstanding
•	Ended year with student population of 13,270, 8.8% higher than 2022
•	Exceeded all guidance metrics for 2023

Recent Developments
•	Entered into new credit facility with Fifth Third Bank
•	Added Hyundai Genesis to our list of OEM partners
•	Completed sale of recently acquired Levittown, Pennsylvania campus for $11.0 million, simultaneously entering into sale lease-back agreement for 20 year-term
•	First classes have enrolled at new East Point, Georgia campus with classes expected to commence in March 2024

*Note: The highlighted financial results exclude the Transitional segment.  A reconciliation of GAAP / non-GAAP measures is included in this release.

“Our team is successfully executing our transformative growth strategies, which has led to increased student starts, retention, graduation and placement rates, and allowed us to exceed all of our 2023 guidance metrics,” said Scott Shaw, President & CEO.  “During the fourth quarter, we achieved a 16% increase in student starts, all from existing campus operations, and grew revenue to more than $100 million.  Our solid student start growth enabled us to begin 2024 with a thousand more students than the start of last year.”

 “We have completed the build-out of our new East Point campus in Georgia, which is planning to have its first enrolled class in March.  Additionally, plans for the opening of our Houston campus are moving forward as well as the campus relocation efforts in Nashville and Philadelphia.  Program expansions across our existing campuses remain in progress and are expected to be operational in the second half of this year.  We also remain on track to complete the transition to our highly scalable hybrid instructional platform, which we call Lincoln 10.0, by the end of 2024, which we anticipate will begin to deliver lower instructional costs as a percentage of revenue in 2025.

 “With $80 million in cash and no debt at year end, Lincoln’s strong financial position allows us to make significant investments to expand our business and create long lasting benefits to our students, graduates, instructors, and corporate partners, while increasing returns to our shareholders. We hope that analysts and investors will be able to join us either in person at our new East Point campus or virtually on Tuesday March 19, 2024 as we host our first Investor Day where we will provide an overview of our growth strategy.”

2023 FOURTH QUARTER FINANCIAL RESULTS

(Quarter ended December 31, 2023 compared to December 31, 2022)

•
Revenue increased $12.3 million, or 13.6% to $102.5 million from $90.2 million in the prior year comparable period excluding the Transitional segment.  Revenue benefited from student start growth of 16.0%, which drove a 7.8% increase in average student population as well as an increase in average revenue per student of 5.4%, driven in part by the continuing roll-out of the Lincoln 10.0 platform in combination with tuition increases.  The Lincoln 10.0 platform’s hybrid teaching model increases program efficiency and delivers accelerated revenue recognition in certain evening programs.

•
Educational services and facilities increased $4.5 million, or 12.4% to $41.0 million from $36.5 million in the prior year comparable period.  Instructional expense grew with higher staffing levels in addition to merit increases.  Staffing levels were higher due to the increase in students and increased staffing at campuses that are providing instruction through both Lincoln 10.0’s hybrid teaching model and traditional learning models while we continue to transition to 10.0.  Facilities expense rose mainly due to non-cash rent expense driven by the sale leaseback of the Nashville, Tennessee property and two months of non-cash rent at the East Point, Georgia campus.  Rent payments for the East Point, Georgia campus began in December of 2023.  Partially offsetting these additional costs was a decrease in expense resulting in the Transitional segment.

•
Selling, general and administrative expense increased $9.6 million, or 22.5% to $52.5 million from $42.9 million in the prior year comparable period.  Increased costs were driven by higher performance-based incentive compensation expenses, additional marketing investments, and credits received from a vendor in the prior year.  Partially offsetting the additional costs was a decrease in expenses within the Transitional segment.

•
Net interest income increased $0.2 million to $0.5 million from $0.3 million in the prior year comparable period.  The increase was the result of a full quarter of investments yielding a higher rate of return in the current year.

FOURTH QUARTER SEGMENT RESULTS

Campus Operations Segment
Revenue increased $12.3 million, or 13.6% to $102.5 million.  Adjusted EBITDA increased $3.5 million or 15.8% to $25.7 million, from $22.2 million in the prior year.

Transitional Segment

The Somerville, Massachusetts campus teach-out was completed in the fourth quarter.  Revenue decreased $1.5 million to less than $20 thousand compared to $1.6 million in the prior year comparable period.  Total operating expenses decreased $1.3 million to $0.5 million from $1.8 million in the prior year comparable period.

Corporate and Other
Corporate and other expenses increased $4.4 million to $12.0 million from $7.6 million in the prior year comparable period, driven by higher performance-based compensation expense.

YEAR END FINANCIAL RESULTS
(Period ended December 31, 2023 compared to December 31, 2022)

•	Total revenue increased $29.8 million, or 8.6% to $378.1 million, compared to $348.3 million.
•	Campus Operations segment revenue increased $35.2 million, or 10.3% to $376.6 million, compared to $341.4 million.
•	Transitional segment revenue decreased $5.3 million, or 78.6% to $1.5 million, compared to $6.8 million.

RECENT BUSINESS DEVELOPMENTS

Relocation of Philadelphia, Pennsylvania Area Campus.  In September, 2023, the Company purchased a 90,000 square foot property in Levittown, Pennsylvania for approximately $10.2 million and, subsequently, entered into a sale leaseback transaction in January, 2024 for a sale price of approximately $11.0 million.   Simultaneously with the closing of the sale, the Company and the purchaser have entered into a triple-net lease agreement pursuant to which the property is being leased back to Lincoln for a twenty-year term.  The lease agreement includes a $2.5 million tenant improvement allowance.

The Company expects to invest approximately $15.0 million, net of the tenant allowance, in the buildout of new classrooms and training areas to ensure a best-in-class campus that provides a positive experience for students, faculty, and industry partners.  Students training at the new campus will go on to launch new careers in the Automotive, Welding, HVAC, and Electrical industries throughout the greater Philadelphia, Pennsylvania area.

The new Levittown campus is expected to open in the second half of 2025 and is not expected to impact the student experience at the existing Philadelphia campus, which today serves approximately 230 Automotive Technology students.  The existing campus will continue to operate until the buildout of the new campus is fully complete in order to ensure a seamless transition.  As of December 31, 2023, the Levittown, Pennsylvania campus was classified as held-for-sale on the consolidated balance sheet.

Relocation of Nashville, Tennessee Area Campus.  On November 3, 2023, the Company announced that it had entered into a new lease agreement for the relocation of its Nashville, Tennessee campus.  The new Nashville campus has over 120,000 square feet which enables Lincoln to expand its skilled trades offerings with the addition of electrical and HVAC programs while keeping automotive, diesel, heavy equipment, collision repair and welding.  The sale of the existing Nashville, Tennessee property, that closed in the second quarter, included a lease agreement allowing Lincoln to continue to occupy the existing campus for up to eighteen months while operations are transitioned to the new facility.

New Houston, Texas Campus.  On November 3, 2023, the Company also announced an expansion into a new market with the leasing of a facility in Houston, Texas, the country’s fourth largest employment market.  The Houston campus will be the Company’s second campus in Texas. Lincoln has operated a campus in Grand Prairie since 1966.  The new campus will feature an approximately 100,000 square foot training center, offering career opportunities in automotive, diesel, welding, HVAC and electrical and electronic fields.  This campus is expected to open in the first quarter of 2026.

New Credit Facility.  In mid-February, we entered into a new credit facility with Fifth Third Bank.  The facility includes a $40.0 million revolving line of credit, in addition to a $20.0 million accordion feature providing additional financial flexibility to support strategic growth initiatives.

FULL YEAR 2024 OUTLOOK
The Company ended the year with $80.3 million in cash and cash equivalents and restricted cash, and no debt.  With an ending student population up over 1,000 students compared to the prior year comparable period, and momentum carrying through into the first quarter, the Company is anticipating continued growth in 2024.

Operating and financial guidance for the coming year are outlined below:

	2024 Guidance
	Low		High
Revenue	$410	-	$420	[1]
Adjusted EBITDA	$35	-	$40	[1,2]
Adjusted net income	$10	-	$15	[1,2]
Starts	7%	-	12%
Capital expenditures	$65	-	$70	[1]

[1]	$ amounts in millions

[2]
The guidance in this release includes references to non-GAAP operating measures.  A reconciliation to the midpoint of our guidance can be reviewed below in the non-GAAP operating measures at the end of this release.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time to discuss results.  To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolntech.edu.  Participants may also register via teleconference at: Q4 2023 Lincoln Educational Services Earnings Conference Call.  Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call.  Participants are requested to register at a minimum 15 minutes before the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

MARCH 19, 2024 INVESTOR DAY

The Company announced that it will hold an Investor Day for analysts and institutional investors on Tuesday, March 19, 2024, to preview its new, state-of-the-art East Point, Georgia campus, learn corporate partner and student perspectives, and attend senior management presentations about the Company’s growth initiatives and 2024 plan. To receive an invitation and more information, please contact mpolyviou@evcgroup.com.

A live webcast of the event and presentation materials will be available on the investor relations section of the Company’s website.  A replay of the webcast will also be made available shortly after the event.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap. Lincoln offers career-oriented programs to recent high school graduates and working adults in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946 and currently operates 21 campuses in 13 states under 4 brands: Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute, and Euphoria Institute of Beauty Arts and Sciences. For more information, please go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings, or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic or other epidemics or pandemics; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with cybersecurity; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended		Year-Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2023	2022	2023	2022

REVENUE	$102,522	$91,778	$378,070	$348,287
COSTS AND EXPENSES:
Educational services and facilities	41,024	36,513	162,275	148,746
Selling, general and administrative	52,530	42,888	209,135	182,391
Loss (gain) on sale of assets	6	-	(30,918)	(177)
Impairment of goodwill and long-lived assets	-	1,049	4,220	1,049
Total costs & expenses	93,560	80,450	344,712	332,009
OPERATING INCOME	8,962	11,328	33,358	16,278
OTHER:
Interest income	736	318	2,628	318
Interest expense	(273)	(47)	(347)	(160)
INCOME BEFORE INCOME TAXES	9,425	11,599	35,639	16,436
PROVISION FOR INCOME TAXES	2,633	3,041	9,642	3,802
NET INCOME	$6,792	$8,558	$25,997	$12,634
PREFERRED STOCK DIVIDENDS	-	196	-	1,111
INCOME AVAILABLE TO COMMON STOCKHOLDERS	$6,792	$8,362	$25,997	$11,523
Basic
Net income per share	$0.23	$0.27	$0.86	$0.36
Diluted
Net income per share	$0.22	$0.27	$0.85	$0.36
Weighted average number of common shares outstanding:
Basic	30,126	26,436	30,105	25,879
Diluted	30,847	26,436	30,541	25,879

Other data:

Adjusted EBITDA (1)	$15,730	$15,659	$26,500	$28,344
Depreciation and amortization	$2,114	$1,745	$6,770	$6,364
Number of campuses	21	22	21	22
Average enrollment	13,983	13,230	12,941	12,894
Stock-based compensation	$1,845	$745	$5,894	$3,111
Net cash provided by operating activities	$21,946	$270	$25,558	$882
Net cash provided by (used in) investing activities	$12,330	$(16,691)	$7,369	$(21,354)
Net cash used in financing activities	$-	$(2,911)	$(2,945)	$(12,548)

Selected Consolidated Balance Sheet Data:	December 31,
(Unaudited)

Cash and cash equivalents	$75,992
Restricted cash	4,277
Current assets	134,663
Working capital	61,253
Total assets	345,249
Current liabilities	73,410
Total stockholders' equity	166,804

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, Adjusted EBITDA, Adjusted net income and Total liquidity are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.
•	We define Adjusted net income as net income plus adjustments for items not considered part of the Company’s normal recurring operations.
•	We define Total liquidity as the Company’s cash and cash equivalents, short-term investments and restricted cash.

EBITDA, Adjusted EBITDA, Adjusted net income, and Total liquidity are presented because we believe they are useful indicators of the Company’s performance and ability to make strategic investments and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, Adjusted EBITDA, Adjusted net income and Total liquidity are not necessarily comparable to similarly titled measures used by other companies.

The following is a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted net income, and Total liquidity:

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
	Consolidated Operations		Consolidated Operations
	2023	2022	2023	2022

Net income	$6,792	$8,558	$25,997	$12,634
Interest income, net	(463)	(271)	(2,281)	(158)
Provision for income taxes	2,633	3,041	9,642	3,802
Depreciation and amortization	2,114	1,745	6,770	6,364
EBITDA	11,076	13,073	40,128	22,642
Stock compensation expense	1,845	745	5,894	3,111
Impairment of goodwill and long-lived assets	-	1,049	4,220	1,049
Severance and other one-time costs	437	364	1,831	765
Transitional segment	487	198	1,900	408
New campus start-up costs	1,435	230	2,451	369
Gain on sale of Nashville, Tennessee [1]	-	-	(30,939)	-
FMV of Nashville, Tennessee rent[2]	450	-	1,015	-
Adjusted EBITDA	$15,730	$15,659	$26,500	$28,344

[1]	Gain is related to the sale of our Nashville, Tennessee property connsumated on June 8, 2023.

[2]
The fair market value ("FMV") of Nashville, Tennessee rent relates to non-cash rent expense recognized resulting from the sale of the     Nashville,Tennessee property.  A prepaid asset was recognized upon the sale of approximately $2.3 million representing the FMV of rent expense that would have been paid during the 15-month "free-rent" period where the Company will occupy this property.

	Three Months Ended December 31,
	(Unaudited)
	Campus Operations		Transitional		Corporate
	2023	2022	2023	2022	2023	2022

Net income (loss)	$21,179	$19,092	$(490)	$(202)	$(13,897)	$(10,332)
Interest expense (income), net	233	-	-	-	(696)	(271)
Provision for income taxes	-	-	-	-	2,633	3,041
Depreciation and amortization	1,962	1,579	3	4	149	162
EBITDA	23,374	20,671	(487)	(198)	(11,811)	(7,400)
Stock compensation expense	-	108	-	-	1,845	637
Impairment of goodwill and long-lived assets	-	1,049	-	-	-	-
Severance and other one-time costs	437	364	-	-	-	-
Transitional segment	-	-	487	198	-	-
New campus start-up costs	1,435	-	-	-	-	230
FMV of Nashville, Tennessee rent[2]	450	-	-	-	-	-
Adjusted EBITDA	$25,696	$22,192	$-	$-	$(9,966)	$(6,533)

	Year-Ended December 31,
	(Unaudited)
	Campus Operations		Transitional		Corporate
	2023	2022	2023	2022	2023	2022

Net income (loss)	$47,346	$49,524	$(1,913)	$(430)	$(19,436)	$(36,460)
Interest expense (income), net	233	-	-	-	(2,514)	(158)
Provision for income taxes	-	-	-	-	9,642	3,802
Depreciation and amortization	6,127	5,754	13	22	630	588
EBITDA	53,706	55,278	(1,900)	(408)	(11,678)	(32,228)
Stock compensation expense	-	116	-	-	5,894	2,995
Impairment of goodwill and long-lived assets	4,220	1,049	-	-	-	-
Severance and other one-time costs	-	364	-	-	1,831	401
Transitional segment	-	-	1,900	408	-	-
New campus start-up costs	2,451	-	-	-	-	369
Gain on sale of Nashville, Tennessee [1]	-	-	-	-	(30,939)	-
FMV of Nashville, Tennessee rent[2]	1,015	-	-	-	-	-
Adjusted EBITDA	$61,392	$56,807	$-	$-	$(34,892)	$(28,463)

	Three Months Ended		Year Ended
	December,		December,
	(Unaudited)		(Unaudited)
	2023	2022	2023	2022
Net income	$6,792	$8,558	$25,997	$12,634

Non-recurring adjustments:
Impairment of goodwill and long-lived assets	-	1,049	4,220	1,049
Severance and other one time costs	437	472	2,608	1,263
Transitional segment	487	198	1,900	408
New campus start-up costs	1,849	230	2,875	369
Performance based catch-up stock compensation	1,264	-	2,742	-
Gain on sale of Nashville, Tennessee [1]	-	-	(30,939)	-
FMV of Nashville Rent[2]	450	-	1,015	-
Total non-recurring adjustments	4,487	1,949	(15,579)	3,089
Income tax effect	(1,256)	(561)	4,362	(890)
Adjusted net income, non-GAAP	$10,023	$9,946	$14,780	$14,833

As of
December 31, 2023
Cash and cash equivalents	$75,992
Restricted cash	4,277
Total Liquidity	$80,269

	Three Months Ended December 31,
	2023	2022	% Change
Revenue:
Campus Operations	$102,509	$90,225	13.6%
Transitional	13	1,553	-99.2%
Total	$102,522	$91,778	11.7%

Operating Income (loss):
Campus Operations	$21,412	$19,092	12.2%
Transitional	(490)	(202)	142.6%
Corporate	(11,960)	(7,562)	-58.2%
Total	$8,962	$11,328	-20.9%

Starts:
Campus Operations	3,191	2,750	16.0%
Transitional	-	36	-100.0%
Total	3,191	2,786	14.5%

Average Population:
Campus Operations	13,982	12,971	7.8%
Transitional	1	259	-99.6%
Total	13,983	13,230	5.7%

End of Period Population:
Campus Operations	13,270	12,196	8.8%
Transitional	-	192	-100.0%
Total	13,270	12,388	7.1%

	Year Ended December 31,
	2023	2022	% Change
Revenue:
Campus Operations	$376,602	$341,440	10.3%
Transitional	1,468	6,847	-78.6%
Total	$378,070	$348,287	8.6%

Operating Income (loss):
Campus Operations	$47,579	$49,524	-3.9%
Transitional	(1,914)	(430)	-345.1%
Corporate	(12,307)	(32,816)	62.5%
Total	$33,358	$16,278	104.9%

Starts:
Campus Operations	16,199	14,541	11.4%
Transitional	-	379	-100.0%
Total	16,199	14,920	8.6%

Average Population:
Campus Operations	12,875	12,602	2.2%
Transitional	66	292	-77.4%
Total	12,941	12,894	0.4%

End of Period Population:
Campus Operations	13,270	12,196	8.8%
Transitional	-	192	-100.0%
Total	13,270	12,388	7.1%

Information included in the table below provides student starts and population under the Campus Operations segment with a breakdown by Transportation and Skilled Trade programs and Healthcare and Other Professions programs.  This information is not comparable to the Company’s prior period segment reporting, which was performed on a campus basis rather than a program basis.

Population by Program (Campus Operations Segment):

	Three Months Ended December 31,
	2023	2022	% Change
Starts:
Transportation and Skilled Trades	1,810	1,500	20.7%
Healthcare and Other Professions	1,381	1,250	10.5%
Total	3,191	2,750	16.0%

Average Population:
Transportation and Skilled Trades	9,741	8,904	9.4%
Healthcare and Other Professions	4,241	4,067	4.3%
Total	13,982	12,971	7.8%

End of Period Population:
Transportation and Skilled Trades	9,170	8,243	11.2%
Healthcare and Other Professions	4,100	3,953	3.7%
Total	13,270	12,196	8.8%

Population by Program (Campus Operations Segment):

	Year Ended December 31,
	2023	2022	% Change
Starts:
Transportation and Skilled Trades	10,876	9,693	12.2%
Healthcare and Other Professions	5,323	4,848	9.8%
Total	16,199	14,541	11.4%

Average Population:
Transportation and Skilled Trades	8,871	8,654	2.5%
Healthcare and Other Professions	4,004	3,948	1.4%
Total	12,875	12,602	2.2%

End of Period Population:
Transportation and Skilled Trades	9,170	8,243	11.2%
Healthcare and Other Professions	4,100	3,953	3.7%
Total	13,270	12,196	8.8%

The reconciliations provided below represent managements best projection for the execution of our 2024 guidance.  These calculations are for illustrative purposes and will be reviewed throughout 2024 to ensure accuracy and continued relevance.  Any revisions or modifications, if necessary, will be made transparent and disclosed during the 2024 quarterly reviews.  Adjusted EBITDA and Adjusted Net Income have been reconciled to the midpoint of our guidance.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted Net Income - 2024 Guidance
(Reconciled to the Mid-Point of 2024 Guidance)

	Adjusted
	EBITDA	Net Income
Net Income	$5,200	$5,200
Interest expense, net	700	-
Provision for taxes	2,000	-
Depreciation and amortization	10,700	-
Depreciation[1]	2,500	-
EBITDA	21,100	-
New campus and campus relocation costs[2]	9,700	9,700
Program expansions	2,500	2,500
Stock compensation	4,200	-
Tax Effect	-	(4,900)
Total	$37,500	$12,500

2024 Guidance Range	$35,000 - $40,000	$10,000 - $15,000

[1]	Depreciation expense relates to new campuses and campus relocations.

[2]	New campus and campus relocation costs relate to the following locations:

East Point, Georgia
Nashville, Tennessee
Levittown, Pennsylvania
Houston, Texas

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322